EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-37924, 333-21285, and 333-208480 on Form S-3 and Registration Statement Nos. 33-57898, 33-58939, 333-21277, 333-62098, 333-142412, 333-91712, 333-177794, 333-177795 and 333-208479 on Form S-8 of our reports dated February 11, 2016, relating to the consolidated financial statements of Snap-on Incorporated and the effectiveness of Snap-on Incorporated’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Snap-on Incorporated for the year ended January 2, 2016.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin
February 11, 2016

116	SNAP-ON INCORPORATED